September 19, 2008

Dear Fellow Piedmont Shareholder:

We are certain that the economic events of recent weeks are troubling to all. In light of these concerns, we would like to review with you our opinion of the impact of this market instability on Piedmont today and perhaps in the future. But first, we are pleased to provide you with your quarterly investment statement and to announce that for the 24th consecutive quarter, your Piedmont Board of Directors has approved a quarterly dividend ($0.1467 in this quarter) that yields an annual cash dividend equal to or greater than 7% of the cost basis (net of capital distributions) of originally issued shares.

In addition to your statement, enclosed is your Board's response to the latest outside tender offer for our common stock. We ask that you review the response carefully before making decisions regarding your Piedmont investment. Please rest assured that while you may have already received materials related to this tender offer, we have not given your name or address to any outside party. We agreed to mail all tender offer materials ourselves in order to protect your privacy.

Current Portfolio Update:

As we have communicated in our last several quarterly letters, the public markets continue to be both volatile and generally negative. In spite of this volatility, our Piedmont portfolio continues to perform well as a result of being both a diversified portfolio of low-leveraged, quality office buildings and a diversified group of creditworthy tenants signed to long-term leases. However, the current markets have significantly limited the potential for the execution of a liquidity event in the near-term. Nonetheless, we continue to work toward our key business goals for 2008. Those goals include, among other things:

  growing our real estate operating income,
  maintaining tight controls over our operating expenses, and enhancing the overall long-term value of our portfolio of properties.

Year-to-date, our operating results are slightly better than anticipated and, despite inflationary concerns, operating expenses are below budget. Notwithstanding noticeable slowing of overall leasing activity during the second and third quarters, the number of completed re-leasing transactions has remained solid with over 1.3 million square feet already re-leased in 2008. Our average lease term is now about 6 years and our properties are approximately 93% leased.

Also, I hope you will note on your accompanying investor statement that Mr. Frank McDowell has joined our board as an additional independent director and he brings with him extensive real estate experience with public REITs. His counsel and knowledge will be of great value as we position our company for the future.

Looking to the future:

We continue to be concerned about the weak economy and the previously unthinkable failure of a few stalwart financial institutions. We do not believe the downturn is over by any means. This caution is reflected in most of our leasing markets as the number of new tenants looking for office space is down considerably year over year. The impact on future cash flows, and potentially dividend levels, from this slower leasing activity and the competitive pressure on rental rates are a growing concern. This activity is being closely monitored by all in our industry and we continue to actively manage our portfolio of properties in an effort to minimize the impact.

We believe that our long-standing principles of investing in a diversified portfolio of quality properties in select markets, seeking creditworthy tenants, and maintaining a low debt structure have positioned us to weather these uncertain times.

Thank you for your support of Piedmont.

Donald A. Miller, CFA

Chief Executive Officer

Piedmont Office Realty Trust, Inc.

Enclosures